Exhibit 99.1

                    TANOX REPORTS 2006 THIRD QUARTER RESULTS

                   TOTAL REVENUE INCREASES 84% YEAR OVER YEAR

             XOLAIR(R) MANUFACTURING-RIGHTS REVENUE OF $2.6 MILLION

                      CONFERENCE CALL TODAY AT 10 A.M., EST

    HOUSTON, Nov. 2 /PRNewswire-FirstCall/ -- Tanox, Inc. (Nasdaq: TNOX) today reported financial results for the third quarter ended Sept. 30, 2006.

    Total revenue for the third quarter of 2006 was $15.3 million, compared to revenues of $8.3 million for the third quarter of 2005, and $12.7 million for the second quarter of 2006. Net royalty revenue from sales of Xolair(R) (omalizumab) was $10.2 million for the third quarter of 2006, compared to net Xolair royalty revenue of $7.7 million for the third quarter of 2005, and $9.9 million for the second quarter of 2006.

    In addition to royalty revenue, Tanox recorded third quarter 2006 manufacturing-rights revenue of $2.6 million versus manufacturing-rights revenue of $650,000 for the third quarter of 2005, and $651,000 for the second quarter of 2006. Manufacturing-rights revenue is based on the quantity of Xolair produced, as defined in the company's collaboration agreement with Genentech, Inc. and Novartis Pharma AG.

    Tanox also recorded net profit-sharing revenue of $2.4 million for the third quarter of 2006, compared to net profit-sharing revenue of $562,000(1) for the third quarter of 2005, and $1.2 million for the second quarter of 2006. Third quarter 2006 profit-sharing revenue represented the company's share of Novartis' net profits from U.S. sales of Xolair in the second quarter of 2006.

    Manufacturing-rights revenue and profit sharing are recorded one quarter in arrears.

    Tanox reported net income of $376,000, or $0.01 per share, for the third quarter of 2006, compared to a net loss of $3.4 million, or $0.08 per share, for the third quarter of 2005, and a net loss of $2.3 million, or $0.05 per share, for the second quarter of 2006.

    (1) Recorded as deferred profit-sharing revenue, resulting from Novartis' net profits from U.S. sales of Xolair in the first half of 2005.

    Results for the third quarter of 2006 reflected the company's Jan. 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R (FAS 123R). The impact of expensing employee stock compensation is reflected below:

                             Basic and Diluted                   Reported
                             Earnings Per Share                  Basic and
                                Before Stock         Stock        Diluted
                                Compensation      Compensation    Earnings
                                Expense             Expense      Per Share
                             ------------------   ------------   -----------
    Third Quarter 2006       $             0.03   $      (0.02)  $      0.01

    Research and development costs for the third quarter of 2006 were $14.5 million, compared to $11.4 million for the third quarter of 2005, and $14.0 million for the second quarter of 2006. The year-over-year increase in research and development costs was attributed to the write off of prepaid expenses of $1.4 million associated with a manufacturing services agreement, increased manufacturing activities in preparation for planned clinical trials, increased spending for preclinical programs and employee stock compensation expense.

    General and administrative expenses were $2.6 million for the third quarter of 2006, compared to $1.5 million for the third quarter of 2005, and $3.0 million for the second quarter of 2006. The majority of the year-over- year increase in general and administrative costs for the third quarter of 2006 was due to employee stock compensation expense and expenses related to business-development activities.

    As of Sept. 30, 2006, Tanox had $177.5 million in cash and investments, compared to $164.5 million at Dec. 31, 2005. The increase in cash was due to a one-time net milestone payment of $12.8 million received in the first quarter of 2006, and increases in royalty, profit-sharing and manufacturing-rights revenues.

    Recent and Third Quarter Company Highlights

    * Tanox has received positive feedback from the FDA regarding its proposed pivotal Phase 2b protocol for the next dose-finding clinical trial of its lead clinical antibody, TNX-355. The Agency has concurred that the trial, if appropriately designed, could be considered pivotal as part of a registration program for TNX-355 in HIV treatment-experienced patients. The company is in the latter stages of discussions with the FDA and will provide an update on the timing of future clinical trials once the discussions are complete.

    * Tanox made an oral presentation at the 2006 Interscience Conference on Antimicrobial Agents and Chemotherapy in September that provided insight into the resistance profile of TNX-355. Results of in vitro studies indicated that reduced susceptibility to TNX-355 does not appear to alter the CD4 cell requirement for HIV entry.

    * The company presented new Phase 2 clinical results at the 2006 International AIDS Conference in August that confirmed TNX-355, when used in combination with an optimized background regimen of antiretroviral drugs, produced a sustained virologic response in treatment-experienced HIV patients through 48 weeks. As previously reported, the study met its primary endpoint of mean viral-load reduction from baseline at Week 24.

    * Patient enrollment continued ahead of schedule, with three of six cohorts completed, in a Phase 1 clinical trial of anti-IL-13 antibody TNX-650 for the treatment of Hodgkin's lymphoma.

    * The company initiated a second Phase 1 trial of TNX-650. The trial is designed to evaluate the antibody as a potential treatment for moderate-to-severe asthma. The trial is a randomized, double-blind, placebo-controlled, dose-escalation study of the safety, tolerability and pharmacokinetics of single doses of TNX-650 in healthy volunteers. A total of 32 subjects are expected to be enrolled in four cohorts in the study, which is being conducted at a single site in the U.S. TNX- 650 has the potential to be a therapeutic option for non-allergic asthma patients, as well as asthmatics whose disease is not currently well controlled.

    "We delivered strong revenue growth in the third quarter due to the substantial impact of our Xolair alliance," said Danong Chen, Ph.D., president and chief executive officer. "As sales continued to increase, we experienced year-over-year growth in royalty revenue and considerable increases in manufacturing-rights revenue and profit sharing.

    "In addition, we advanced our drug-development programs and took an important step forward with the expansion of our TNX-650 antibody program into clinical testing as a potential treatment for asthma."

    Financial Outlook

    The company anticipates breakeven cash burn in 2006. The revised forecast reflects lower than anticipated capital expenditures and the company's expectation that certain costs associated with continued development of TNX- 355 will now occur in 2007 and beyond.

    Conference Call

    Tanox will host a conference call for investors today at 10 a.m., EST. The conference call can be accessed at 1-800-591-6923 (domestic) or 1-617-614-4907 (international). The pass code is 4544-2572. Live audio of the call will be webcast on the Internet. The webcast can be accessed from the Tanox Web site at http://www.tanox.com in the Investor Relations section. An audio replay of the webcast will be available beginning at noon, EST, Nov. 2, 2006 through 11 a.m., EST, Dec. 2, 2006. Access phone numbers for the replay are 1-888-286-8010 (domestic) and 1-617-801-6888 (international); conference pass code 5361-7610.

    About Tanox, Inc.

    Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox's lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox's first-approved drug, Xolair(R) (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at http://www.tanox.com .

    This news release contains forward-looking statements regarding Tanox's expectations for net cash usage and the timing of clinical developments, as well as statements regarding the therapeutic potential for TNX-355 and TNX- 650. These statements are based on Tanox's current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially due to a number of factors, including the continued market acceptance of Xolair(R); the results of our collaborators, Genentech and Novartis, in growing sales of Xolair; our ability to successfully recruit participants for clinical trials; the potential failure to achieve positive results in clinical trials; and the strength of our patent portfolio. The therapeutic potential of TNX-355 as a treatment for HIV-1-infected patients or TNX-650 as a treatment for Hodgkin's lymphoma and/or asthma is subject to the risks inherent in drug development. The conduct or timing of any future trials of TNX-355 can depend on many factors, including our discussions with the FDA, whether we choose to partner the program, and availability of sufficient quantities of clinical-trial material. Success in early stage clinical trials does not ensure that later-stage or larger-scale clinical trials will be successful, and the results achieved in later-stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing drugs. For more detailed information on the risks and uncertainties associated with Tanox's drug development and other activities, see Tanox's periodic reports filed with the Securities and Exchange Commission. The Tanox logo is a registered trademark with the U.S. Patent and Trademark Office.

                                   TANOX, INC.
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per-share data)

                              Summary of Operations
                                   (unaudited)

                                      Three Months Ended        Nine Months Ended
                                         September 30,              September 30,
                                   ------------------------    ------------------------
                                      2006          2005          2006          2005
                                   ----------    ----------    ----------    ----------
Revenues, net                      $   15,293    $    8,347    $   37,853    $   21,652
Operating expenses:
  Research and
   development                         14,491        11,402        42,432        35,156
  Acquired in-process
   research and
    development                           ---           ---           ---        13,680
  General and
   administrative                       2,611         1,515         8,368         5,270
Total operating
 expenses                              17,102        12,917        50,800        54,106
Loss from operations                   (1,809)       (4,570)      (12,947)      (32,454)
Other income, net                       2,185         1,187         5,869         3,192

Net income (loss)                  $      376    $   (3,383)   $   (7,078)   $  (29,262)

Income (loss) per share
 - basic and diluted               $     0.01    $    (0.08)   $    (0.16)   $    (0.66)
Shares used in computing
 income (loss) per share
   Basic                               44,836        44,063        44,861        44,596
   Diluted                             44,924        44,063        45,064        44,596

Employee stock compensation
 expense included in
  operating expenses:
   Research and
    development                    $      411    $      ---    $    1,170    $      ---
   General and
    administrative                        387           ---         1,713           ---
Total                              $      798    $      ---    $    2,883    $      ---

                        Summary Balance Sheet Information

                                                   September 30,   December 31,
                                                       2006            2005
                                                   -------------   -------------
                                                    (Unaudited)
Assets:
Cash, cash equivalents and investments             $     177,468   $     164,501
Property and equipment, net                               29,868          31,214
Other assets                                              15,677          34,221
    Total assets                                   $     223,013   $     229,936

Liabilities and Stockholders' Equity:
Accounts payable, accrued
 liabilities and deferred revenue                  $      11,332   $      16,495
Stockholders' equity                                     211,681         213,441
    Total liabilities and stockholders' equity     $     223,013   $     229,936

SOURCE  Tanox, Inc.
    -0-                             11/02/2006
    /CONTACT: Steve Sievert of Tanox, Inc., +1-713-578-4211, or ssievert@tanox.com /
    /Web site:  http://www.tanox.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050207/TNOXLOGO
             PRN Photo Desk photodesk@prnewswire.com /